Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 2ND QUARTER 2013 FINANCIAL RESULTS

TIMBERVILLE, VA—July 22, 2013--F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the second quarter ended June 30, 2013 and it’s recently declared second quarter dividend.

Selected Financial Highlights:
	2013 YTD	2012 YTD	2013 Q2	2012 Q2
Net Income (000's)	$2,349	$2,275	$1,133	$1,140
Earnings per share	0.94	0.91	0.45	0.46
Net Interest Margin	4.03%	3.84%	4.04%	3.80%
Allowance for loan losses	1.72%	1.75%	1.72%	1.75%
Provision for loan losses (000's)	$2,025	$1,800	$1,125	$900
Non-Performing Loans (000's)	$13,888	$16,950	$13,888	$16,950
Equity to Assets	9.15%	8.62%	9.15%	8.62%
Efficiency Ratio	56.51%	56.29%	55.31%	56.48%

Dean Withers, President and CEO, commented “We’re pleased to announce that our second quarter and year to date earnings for 2013 total $1.133 million and $2.349 million, respectively. Our core earnings continue to benefit from improving net interest income, which increased $212,000 and $706,000 compared to the second quarter and year to date periods in 2012.” Withers continued, “Loan growth in our Dealer Finance Division as well as our Fishersville Loan Production office continues to be strong”.

Withers stated, “Non-performing loans at $13.9 million increased slightly compared to year end 2012 and decreased $3.06 million compared to the second quarter 2012. Recent improvements in real estate sales and price stabilization are beginning to assist our efforts to rehabilitate some troubled loan relationships. However, these improvements are not uniform across our markets. We are fortunate that our core earnings provide a platform from which we can continue to work productively with our troubled borrowers to create outcomes that benefit both the bank and the customer.” Withers continued, “On July 18, 2013, our Board of Directors declared a second quarter dividend of $0.17 per share. Based on our most recent trade price of $18.15 per share, this dividend constitutes a 3.75% yield on an annualized basis. The dividend will be paid on August 9, 2013, to shareholders of record as of July 30, 2013.” Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.FMBankVA.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
INVESTOR RELATIONS CONTACT:	Neil Hayslett, EVP/CAO, Farmers & Merchants Bank 540-896-8941 or NHayslett@FMBankVA.com

F & M Bank Corp.
Financial Highlights

	For Six Months Ended June 30
INCOME STATEMENT	Unaudited 2013	Unaudited 2012
Interest and Dividend Income	$13,108,149	$13,214,976
Interest Expense	2,505,938	3,318,842
Net Interest Income	10,602,211	9,896,134
Non-Interest Income	2,035,064	1,723,057
Provision for Loan Losses	2,025,000	1,800,000
Other Non-Interest Expenses	7,167,974	6,565,378
Income Before Income Taxes & Securities Transactions	3,444,301	3,253,813
Securities Gains (Losses)
Provision For Income Taxes	1,019,61	927,546
Less Minority Interest	75,476	51,303
Net Income	$2,349,209	$2,274,964
Average Shares Outstanding	2,501,218	2,494,611
Net Income Per Common Share	.94	.91
Dividends Declared	.34	.32

BALANCE SHEET	Unaudited June 30, 2013	Unaudited June 30, 2012
Cash and Due From Banks	$5,181,365	$6,358,850
Interest Bearing Bank Deposits	585,325	1,047,995
Federal Funds Sold	20,400,000	6,560,000
Loans Held for Sale	16,741,372	40,983,781
Loans Held for Investment	470,851,701	450,814,236
Less Allowance for Loan Losses	(8,090,097)	(7,881,397)
Net Loans Held for Investment	462,761,604	442,932,839
Securities	16,661,648	21,041,981
Other Assets	34,583,784	34,947,641
Total Assets	$556,915,098	$553,873,087

Deposits	$455,320,200	$441,466,701
Short Term Debt	3,012,634	4,030,058
Long Term Debt	26,857,143	41,071,429
Subordinated Debt	10,191,000	10,191,000
Other Liabilities	10,573,792	9,342,910
Total Liabilities	505,954,769	506,102,098
Stockholders’ Equity	50,960,329	47,770,989
Total Liabilities and Stockholders’ Equity	$556,915,098	$553,873,087
Book Value Per Common Share	$20.36	$19.14